EXHIBIT 10.1

LETTER OF INTENT (LOI)

This Letter of Intent ("LOI") is signed on this 16th day of December, 2013 (“Effective Date") by and between:

FedTechServices, Inc. a Delaware corporation (Hereinafter referred to “FTS”) And Technologies Scan Corp. a Nevada corporation (Hereinafter referred to as “TENP”)

THE PARTIES HERETO AGREE TO THE FOLLOWING:

PURPOSE:	This LOI outlines the fundamental understanding and agreement between FTS and TENP in which, pursuant to the terms set forth below, FTS shall become a wholly owned subsidiary of TENP.

PROPOSED PLAN:

1)
Prior to the Share Exchange Agreement (hereinafter referred to SEA) being furnished by TENP to FTS, both parties require that they be extended a maximum of a 2 week period, of which no extension shall be granted by or to either party, to conduct a formal due diligence review of each entities corporate and financial records.

2)
Both parties both agree that during the due diligence period they will abide by the terms set forth below in the “BREACH” and “NON-CIRCUMVENTION” sections and will not pursue outside offers or solicitations.

3)
At such point both TENP and FTS are satisfied, an Escrow Agreement (hereinafter referred to EA) shall be implemented to govern the incorporation of FTS as a wholly owned subsidiary of TENP. The Escrow Agent shall be mutually agreed upon by both parties.

4)
Upon the implementation of the EA, TENP will furnish FTS with the SEA. Furthermore, both parties acknowledge that the EA shall supersede and govern the SEA. The Escrow Agent shall be empowered and obligated to review any corporate action including but not limited to Board of Directors resolutions, capital structure changes, matters concerning the issuance of stock of any class, correspondence with the Transfer Agent, Auditors, CPA’s and Counsel. Both parties understand that the Escrow Agent’s review and subsequent approval or objection shall provide the basis of ensuring that the spirit of the SEA is maintained for the benefit of all parties.

5)	The SEA shall delineate all pertinent terms and conditions pursuant to FTS becoming a wholly owned subsidiary of TENP. Both parties agree initially in essence that the SEA shall include the following:

A: Upon the SEA consummation, FTS, and or its designees or nominees, shall be transferred 30% equity ownership of TENP.   This equity value shall be represented by and will include all classes of stock authorized and issued on the closing date.  Both parties shall submit their equity interest, whether contractually or physically, i.e. stock certificates, to the escrow agent for safe keeping until such point that the SEA has been satisfied or terminated.

B: FTS will provide the necessary personnel to continue the accounting,   regulatory   and   legal   requirements   associated   with   the operation of TENP.  Three directors shall be appointed to TENP’s Board of Directors; two directors of FTS’s choosing and one of TENP’s choice until such point that the SEA has been satisfied or terminated.

C: Both parties acknowledge that capital will need to be provided from internal and or external sources to achieve the mutual goal set forth by the SEA; on a best efforts basis, both parties agree that they shall implement an equitable split concerning any potential initial costs and the resultant capital available.  This capital shall be distributed on the basis to compensate TENP for its previous efforts and to be deployed by FTS to enhance its business plan.

D: FTS shall submit two performance benchmarks which constitute the backbone of the ultimate transference of equity ownership from TENP’s control persons to FTS and their designee and or nominee. The benchmarks shall comprise a date and general gross revenue figure based on FTS’s financials. The dates proposed are June 30, 2014, (with an allowance of 2 weeks after said date to provide FTS’s unaudited financials) and subsequently 2 months after, on August 31, 2014 (with an allowance of 2 weeks after said date to provide FTS’s unaudited financials). The performance benchmarks shall be: FTS gross revenue of four (4) million USD dollars at benchmark one and an additional two (2) million USD in gross revenue, totaling six (6) million USD, for benchmark two. At each benchmark, whereby FTS meets or exceeds the target, additional equity shall be transferred to FTS and reduced from TENP; meeting target one shall result in both parties having an equal percentage of equity each; meeting target two shall resulting in FTS holding 65% and TENP holding 35%.

E: In the event that a target is not met and defaulted upon, TENP shall have the exclusive right to extend or terminate the SEA at its sole discretion.  If a termination of the SEA is elected by TENP, both parties agree that within 7 calendar days the terms and conditions set forth in the EA regarding a termination or default event shall be met and facilitated by the Escrow Agent.

F: In the event that benchmark one, being four (4) million USD in gross revenue, shall be exceeded by a percentage of 35%, both parties shall forego the need to meet benchmark two.  This will cause the terms of the SEA to be met and the final transference of equity to result in FTS holding 65% and TENP holding 35%.

6)
Both TENP and FTS acknowledge that the final intent of the SEA is to file an S-1 registration with the SEC under the 1934 Act and to meet the requirements of a senior listing such as the NASDAQ OMX or the NYSE Alternext US.

7)
Both Parties acknowledge that in order to facilitate the SEA TENP will need to implement additional capital structure modifications which may include but are not limited to the constitution of specific Preferred Stock classes. The intent of such classes of Preferred Stock shall be to facilitate the equity transference pursuant to the SEA, the protection of current specific shareholders, the ability to settle current liabilities to equity and to create the possible structure for future acquisitions and dividend payments.

REPRESENTATIONS BY TENP:

a) TENP warrants and represents that they possess the authority from its Board of Directors to enter into this Letter of Intent.
b) Agrees to provide FTS access to all legal records and fundamental documentation during the course of our due diligence until the Letter of Intent becomes binding.
c) Consents to the proposed schedule as outlined above in the “PROPOSED PLAN” section.

REPRESENTATIONS BY FTS:

a) Warrants a represents that they have the authority of its Board of Directors to enter into this Letter of Intent.
b) Agrees to provide TENP access to all legal records and fundamental documentation during the course of our due diligence until the Letter of Intent becomes binding.
c) Consents to the proposed schedule as outlined above in the “PROPOSED PLAN” section.

CLOSING DATE

The intended closing date of the Transaction is to be December 27, 2013

BREACH

The parties agree that the remedy of any party at law for any actual or threatened breach of this LOI or definitive Share Exchange Agreement, if any, would be inadequate and that, in the event of such actual or threatened breach, in addition to any other remedy available to it, such party shall be entitled to specific performance hereof, injunctive relief, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order.

NON-CIRCUMVENTION

Each party agrees that if it commits a breach, or threatens to commit a breach, of any of the provisions of this LOI or definitive agreement, if any, then the other party has the right to have the provisions of this LOI or definitive agreement, if any, specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the other and that money damages will not provide an adequate remedy. If a breach occurs and is not wholly remedied by specific enforcement of this LOI or definitive agreement, if any, the offending party agrees to compensate injured party for any adverse consequences that result directly or indirectly from the breach.

The signatures of the parties on this document indicate that the general framework of the relationship has been accepted and that they are prepared to proceed with the transaction and enter a more detailed definitive agreement based on the terms and conditions of this LOI.   Both parties understand and agree that a definitive agreement shall contain such further and other provisions as is necessary in each of their respective opinions and as they shall mutually agree upon.

NEITHER PARTY SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH OR ARISING FROM THE PERFORMANCE OR USE OF THE PRODUCT(S) OR SERVICES PROVIDED OR REFERRED TO HEREIN, EXCEPT THOSE PROVISIONS RELATING TO IP AND CONFIDENTIALITY.

MISCELLANEOUS

(a)	The parties acknowledge and agree that injunctive relief is appropriate for any breach or threatened breach of this Agreement or the obligations hereunder.
(b)
In the event of any litigation or other proceedings before an adjudicative authority regarding the construction hereof or any breach hereof, the non- prevailing party shall pay the reasonable legal fees and expenses of the prevailing party incurred therein.

(c)	The parties hereby consent to exclusive venue and jurisdiction for actions hereunder in the State courts of Nevada.
(d)	This Agreement shall be construed in accordance with the laws of the State of Nevada, USA, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Parties have caused this LOI to be executed by their respective authorized representatives on the date set out on the first page of this LOI.

FEDTECHSERVICES, INC.	TECHNOLOGIES SCAN CORP.

/s/ Jocelyn Noble	/s/ Ghislaine St-Hilaire
By: Jocelyn Noble	By: Ghislaine St-Hilaire
Its: President	Its: President